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                                                                    EXHIBIT 11.1

                      COMPUTATION OF NET INCOME PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
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                                                               THREE MONTHS ENDED                        SIX  MONTHS ENDED
                                                                     JUNE 30,                                 JUNE 30,
                                                           1996                  1995                   1996             1995
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
PRIMARY:

Weighted average common shares outstanding
 for the period........................................    9,780,762           1,520,320              9,574,967      1,439,237

Weighted average shares from assumed
 conversion of preferred stock.........................                        5,558,459                             5,558,459
Common equivalent shares from restricted
 stock subject to repurchase...........................      195,685             260,932                221,355        219,102
Common equivalent shares pursuant to
 Staff Accounting Bulletin No. 83......................                          564,411                               564,411
Common equivalent shares assuming conversion
 of stock options and warrants under the
 treasury stock method.................................      813,869             343,473                799,865        327,127
Shares used in computing per share
 amounts...............................................   10,790,316           8,247,597             10,596,187      8,108,336
                                                          ==========           =========             ==========      =========
Net income ............................................       $1,262                $338                 $2,130           $878
Net income per share...................................         $.12                $.04                   $.20           $.11
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